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                                  EXHIBIT 2.1
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                                   AMENDMENT
                                   ---------
                        TO AGREEMENT AND PLAN OF MERGER
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     This Amendment dated November 30, 2001 (the "Amendment") to the Agreement and Plan of Merger dated as of October 17, 2001 (the "Agreement") among CYTYC Corporation, a Delaware corporation ("CYTYC"), CYTYC Health Corporation, a Delaware corporation ("SUB"), and PRO DUCT Health, Inc. ("PRO DUCT"), witnesseth that:

                                    Recitals
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     A.  CYTYC, SUB and PRO DUCT are parties to the Agreement; and

     B. CYTYC, SUB and PRO DUCT desire to amend the Agreement in accordance with the terms of this Amendment;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, CYTYC, SUB and PRO DUCT agree as follows:

1. Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings set forth in the Agreement.

2. Amendment to Section 2.2.2. Section 2.2.2(a)(i)(x) shall be deleted in its entirety and replaced with the following provision:

     (x) the portion of the Cash Consideration Component allocated to the Outstanding PRO DUCT Common Stock pursuant to Section 2.2.1(d) hereof shall be reduced by the aggregate amount of the Escrow Cash (the "First Escrow Cash Holdback"); and

and each time the figure "$3,850,000" appears subsequently in this Section 2.2.2 it shall be deleted and replaced with the phrase "the aggregate amount of the Escrow Cash."

Section 2.2.2(a)(i)(y) shall be deleted in its entirety and replaced with the following provision:

     (y) the number of shares of CYTYC Common Stock allocated to the Outstanding PRO DUCT Common Stock pursuant to Section 2.2.1(d) hereof shall be reduced by the aggregate amount of the Escrow Shares (the "First Escrow Share Holdback");

and each time the phrase "500,000 shares" appears subsequently in this Section
2.2.2 it shall be deleted and replaced with the phrase "the aggregate amount of the Escrow Shares."

In addition the phrase "Total Common Shares" shall be replaced with the phrase "Outstanding PRO DUCT Common Stock" in Section 2.2.2(a)(ii), Section 2.2.2(b)(3)(iii) and (iv) and Section 2.2.2(c)(6).

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3.  Amendment to Section 5.6.1(a).  The first proviso of Section 5.6.1(a) of the
Agreement is hereby deleted in its entirety and replaced with the following provision:

     provided, however, that a percentage of such shares equal to the Escrow Share Percentage, as defined below, shall be placed into escrow as the "Option Escrow Shares";

4. Amendment to Section 5.6.1(c). The following provision shall be added to the end of Section 5.6.1(c) of the Agreement:

     "Escrow Share Percentage" shall mean the percentage of the Stock Consideration Component allocated to the Outstanding PRO DUCT Common Stock in accordance with Section 2.2.1 represented by the number of shares of CYTYC Common Stock delivered as Escrow Shares under Section 2.2.2. "Escrow Cash Percentage" shall mean the percentage of the Cash Consideration Component allocated to the Outstanding PRO DUCT Common Stock in accordance with Section 2.2.1 which is delivered as Escrow Cash under Section 2.2.2.

5. Amendment to Section 5.6.1(d). The first proviso of Section 5.6.1(d) of the Agreement is hereby deleted in its entirety and replaced with the following provision:

     provided, however, that a percentage of such amount equal to the Escrow Cash Percentage, as defined above, shall be placed into escrow as "Option Escrow Cash";

6. Amendment to Section 5.6.1(e)(x)(ii). The first clause of Section 5.6.1(e)(x)(ii) of the Agreement (but not the proviso that follows thereafter) is hereby deleted in its entirety and replaced with the following provision:

     (ii) the Option Exchange Ratio, minus a percentage of such product equal to the Escrow Share Percentage multiplied by the Option Escrow Shares Retention Factor;

7. Amendment to Section 5.6.1(e)(y). The first clause of Section 5.6.1(e)(y) of the Agreement (but not either of the provisos that follow thereafter) is hereby deleted in its entirety and replaced with the following provision:

     the amount of cash in respect of each PRO DUCT Option Share set forth in subparagraph (d) above, without regard to the provisos thereto, minus a percentage of such amount equal to the Escrow Cash Percentage multiplied by the Option Escrow Cash Retention Factor;

8. Full Force and Effect. Except as expressly modified by this Amendment, the Agreement is unmodified and this Amendment shall not impair the full force and effect of the Agreement.

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9.  Counterparts.  This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, or have caused this Amendment to be duly executed, with legal and binding effect by their respective authorized officers, in their individual capacity, as of the day and year first above written.


                              CYTYC CORPORATION



                              By: /s/ Robert L. Bowen
                                  -------------------



                              CYTYC HEALTH CORPORATION



                              By: /s/ Daniel J. Levangie
                                  ----------------------



                              PRO DUCT HEALTH, INC.



                              By: /s/ Patrick Machado
                                  -------------------

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